Exhibit 10.30

Colocation Order # GS-001 This Order is made part of and pursuant to that certain Colocation License Agreement dated 12/18/13, between Licensor and Licensee. Capitalized terms used in this Order and not otherwise defined shall have the meanings assigned in the Colocation License Agreement. DIGITAL REALTY Data Center Solutions Licensee: Guidance Software (“Customer”) Licensor: Digital 2121 South Price, LLC Address: 1055 E. Colorado Blvd 2121 S. Price Road, Chandler, AZ Pasadena, CA 91106 Building: 2121 S. Price Road, Chandler, AZ (the “Building”) Contact: Gabriella Asclone Copy to: TBD (Property Mgr) Licensee Contact: Peter Gaffney Rafal Rak (Asset Mgr) 415-402-1209 customerservice@digitalrealty.com: e-mail: peter.gaffney@guidancesoftware.com License Term (in months): 51 Target Commencement Date: 4/1/2014 Total One-time/Installation Charge (NRC) $ - Total Monthly Base License Fee (MRC) $ 17,340.00 Basic Capacity - Basic Capacity to Premises (power allocation) 75kW PREMISES: Charge Price per One-time Monthly Base Line Description Code Qty Location Qty Unit Total Installation Fees License Fees 1 Cabinet - Standard 42-U MRC 18 Colo 9 18 $ 930 $ 16,740 $ 16,740 2 Telco Rack MRC 3 Colo 9 3 $ 200 $ 600 $600 3 Power Circuit - 30 Amp 208v MRC 18 Colo 9 18 Metered see 9. below see 9. below 4 Power Circuit - 30 Amp 120v (redundant) MRC 18 Colo 9 18 Metered see 9. below see 9. below 5 Installation - Cabinet NRC 18 Colo 9 18 $ 1,469 $ 26,437 $ 26,437 6 Installation - Telco Rack NRC 3 Colo 9 3 $ 521 $ 1,563 $ 1,563 7 Installation - Private Cage NRC 1 Colo 9 1 $ 34,084 $ 34,084 $ 34,084 8 Installation - Power Circuit NRC 36 Colo 9 36 $ 836 $ 30,096 $ 30,096 9 Installation - Power Strip NRC 36 Colo 9 36 $ 521 $ 18,738 $ 18,738 10 Installation - Ladder Racks NRC 86 Colo 9 86 $ 85 $ 7,281 $ 7,281 11 Installation - Containment System NRC 2 Colo 9 2 $ 3.103 $ 6,205 $ 6,205 12 Installation - Biometric Scan NRC 1 Colo 9 1 $ 3,915 $ 3,915 $ 3,915 13 Installation - Fiber Strands NRC 2 Colo 9 2 $ 176 $ 352 $ 352 14 Installation - Cable Management NRC 2 Colo 9 2 $ 228 $ 451 $ 451 15 Installation - Kold Locks NRC 18 Colo 9 18 $ 81 $ 1,451 $ 1,451 16 SPECIAL DISCOUNT NRC 1 Colo 9 1 $ (130,573) $ (130,573) $ (130,573) Total $ - $ 17,340 Brokers: Licensor’s Broker: None Licensee’s Broker : None TOTAL BASE LICENSE FEE SCHEDULE (with scheduled annual rate increases during the Term of 3% ) : Monthly Base Effective Period License Fees Months 1-3 $ - Months 4-12 $ 17,340.00 Months 13-24 $ 17,860.20 Months 25-36 $ 18,396.01 Months 37-48 $ 18,947.89 Months 49-51 $ 19,516.32 TOTAL AMOUNT DUE UPON EXECUTION (Summary) First Month’s Base License Fee (“Prepaid Base License Fee”) $ 17,340.00 Total Installation Fee (One-time) $ - Security Deposit $ 19,516.32 Total $ 36,858.32 Please Send Remittance to: Digital 2121 South Price, LLC File 748051 Los Angeles, CA 90074-8051  Page 1 of 3 Colocation Order (v.0.09)

Colocation Order # GS-001 This Order is made part of and pursuant to that certain Colocation License Agreement dated 12/18/13, between Licensor and Licensee. Capitalized terms used in this Order and not otherwise defined shall have the meanings assigned in the Colocation License Agreement. DIGITAL REALTY Data Center Solutions Licensee: Guidance Software (“Customer”) Licensor: Digital 2121 South Price, LLC Address: 1055 E. Colorado Blvd. 2121 S. Price Road, Chandler, AZ Pasadena, CA 91106 Building: 2121 S. Price Road, Chandler, AZ (the “Building”) Contact: Gabriella Asclone Copy to: TBD (Property Mgr) Licensee Contact: Peter Gaffney Rafal Rak (Asset Mgr) 415-402-1209 customerservice@digitalrealty.com e-mail: peter.gaffney@guidancesoftware.com NOTES This Service Order Includes: A. The Premises shall be located in Suite Colo 9 of the Building (the Data Center). B. This Order may be executed simultaneously in two (2) more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the the same Order. This Order shall not be effective unless and until executed and delivered by Licensor and Licensee. Effective delivery can be by hand, overnight courier or e-mail Capitalized items used in this Order, which are not otherwise defined herein, shall have the meanings assigned in the Agreement. In the event that the terms of the Agreement conflict or are inconsistent with those of this Order, the terms of this Order shall govern. The Agreement, as it relates to the Premises described in this Order, is hereby amended as and where necessary, even though not specifically referred to herein, in order to give effect to the terms of this Order, Except as amended by this Order, the terms of the Agreement remain in full force and effect. C. POWER CHARGES: Electrical power costs are charged to Licenses as follows: Licensee shall pay (a) the actual cost of the electrical energy consumed by each circuit in the Premises (the Actual IT Load Costs), plus (b) a cooling load factor equal to 0.6 times the Actual IT Load Costs, which accounts for Licensee’s share of mechanical load/shared infrastructure costs [together with the Actual IT Load Costs, collectively, the Actual Electrical Costs). D. Eighteen (18) primary L6-30’s and eighteen (18) redundant L6-30’s circuits E. Install an 18’x 28’slab-to-slab private cage F. Eighteen (18) cabinets, three (3) telco racks with grounding, with end-cap containments G. 3”-cable management for 2-post telco racks H. I. J. IN WITNESS WHEREOF, Licensor and Licensee have caused these Basic License Terms to be executed on the respective dates set forth below to be effective as of the Effective Date (as defined in the License). “LICENSOR”: “LICENSEE”: Digital 2121 South Price, LLC, Guidance Software a Delaware limited liability company BY: Digital Realty Trust, L.P., Its manager BY: Digital Realty Trust, Inc., Its general partner By: [ILLEGIBLE] Name: [ILLEGIBLE] Title: SVP Date: 12/18/13  By: [ILLEGIBLE] Name: RICHARD BERK Title: VP PORTFOLIO MANAGEMENT Date: 12/19/2013

EXHIBIT A - CO-1

DEPICTION OF PREMISES

PROPRIETARY AND CONFIDENTIAL

1

COLOCATION LICENSE AGREEMENT

This Colocation License Agreement (this “Agreement”) is entered into by and between Digital 2121 South Price, LLC (“Licensor”), and Guidance Software Inc. (“Licensee”) as of the latest of the parties’ respective dates of execution on the signature page of this Agreement (the “Effective Date”). This Agreement, and references hereto, includes each Colocation Order executed hereunder (each, an “Order”), the Policies and Procedures (defined below) and all other schedules and exhibits attached hereto or incorporated herein.

1.              Grant of License.

1.1       General. Licensor (i) grants to Licensee a license (the “License”) to use the space (the “Premises”) described in the relevant Order to collocate Licensee’s computer and communications equipment (the “Equipment”) therein, and (ii) agrees to perform the service(s) set forth in the relevant Order (the “Services”), in each case subject to and upon the terms and conditions of this Agreement, and in each case for the applicable Order Term (as set forth in the applicable Order). Licensee acknowledges and agrees that any Services may be performed by Licensor, an affiliate of Licensor, or an independent contractor or contractors on behalf of Licensor.

1.2       Rights Reserved to Licensor. Licensor reserves the right, in accordance with the provisions of this Section 1.2, to relocate any portion of the Premises within the Datacenter in which the applicable Premises is located (or within any expansion of such Datacenter located within the Building) without effecting an eviction or disturbance of Licensee’s use or possession or giving rise to any claim for setoffs or abatement of any amount due under this Agreement. Upon the occurrence of any relocation in accordance with such right, (a) the prior Premises (in the applicable Order) will, upon the completion of such relocation, no longer be deemed to be the “Premises” under such Order thereunder; and (b) the new Premises will, upon the completion of such relocation, be deemed to be the “Premises” under such applicable Order thereunder. Licensor shall use commercially reasonable efforts to effect such relocation or reconfiguration in a manner that minimizes any interruption or adverse effect on Licensee’s telecommunications systems. Licensor shall provide Licensee no less than thirty (30) calendar days’ prior notice of all such relocations or reconfigurations. Following receipt of such notice, if said relocation or reconfiguration requires the movement of any of Licensee’s equipment or property, Licensee shall relocate Licensee’s equipment or property to a new location designated by Licensor within the Datacenter in which the applicable Premises is located (or within any expansion of such Datacenter located within the Building). Licensor shall reimburse Licensee for all reasonable out-of-pocket costs actually incurred by Licensee in relocating its equipment or property. Licensee’s right to reimbursement to the extent provided above in this Section 1.2 shall be Licensee’s sole remedy in the event Licensor elects to relocate the Premises, and Licensee shall not be entitled to any additional compensation or damages for loss of, or interference with, Licensee’s business or use or access of all or any part of the Premises resulting from such relocation.

2.              Term.

2.1       The term of the applicable Order shall be the number of calendar months described as the “Order Term” in the Order (as it relates to each such Order, the “Order Term”), unless the Order is sooner terminated in accordance with the terms thereof. The Order Term shall be subject to extension as set forth in such Order. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect until the expiration of the last Order Term. If, however, no Order comes into effect within one hundred eighty (180) calendar days after the Effective Date, this Agreement shall be deemed to have automatically expired upon the expiration of such 180th calendar day.

3.              Policies and Procedures. The Policies and Procedures of the Building in effect as of the Effective Date are attached hereto as Schedule 1 (the “Policies and Procedures”) and are hereby incorporated into this Agreement. Licensee shall comply with the Policies and Procedures at all times during the applicable Order Term. Licensor reserves the right, from time to time, to amend the Policies and Procedures then in effect, which amendments shall become effective as to Licensee upon written notification by Licensor provided such additions or amendments do not materially diminish Licensee’s rights under the Agreement (or any Order) or alter the rates and charges payable by Licensee under this Agreement or any Order. If there shall be any inconsistencies between this Agreement and the Policies and Procedures, the provisions of this Agreement shall prevail.

4.              Electrical Power; Environmental Conditions; Service Level Agreement. Licensor agrees to provide electrical power to the Premises sufficient to meet the Basic Capacity described in the Order (the “Basic Capacity Threshold”; also referred to herein as “Basic Capacity”). The obligation of Licensor to provide electricity to the Premises shall be subject to the rules, regulations and requirements of the supplier of such electricity and of any Governmental Authorities regulating providers of electricity and shall be limited, except as expressly set forth in the next sentence, to providing power sufficient to meet the Basic Capacity Threshold. For the avoidance of doubt, Licensee agrees that each of the electrical power circuits for the Premises is limited to 80% of its rated capacity (e.g., for a 20 Amp 208 Volt electrical circuit (A-draw, and B-no draw), the maximum capacity that can be drawn is 3 kW). Accordingly, Licensee agrees that Licensee shall not draw more than 80% of each such electrical power circuit’s rated capacity at any time. Licensor shall furnish heating, ventilation and air conditioning (“HVAC”) to the Datacenter sufficient to cause the average temperature and humidity of the Datacenter to meet the HVAC Specifications, as more particularly described on Schedule 2 (also referred to herein as the “SLA”). The obligation of Licensor to provide HVAC to the Datacenter shall be limited to providing HVAC sufficient to meet the HVAC Specifications. As it relates to (a) interruptions of electrical power, and/or (b) failures with regard to environmental conditions of the Premises, the SLA will exclusively govern and control and shall be Licensee’s sole and exclusive remedies for any such failure; and Licensee hereby waives any other rights or remedies relating thereto at law, in equity or under this Agreement.

4.1       Basic Capacity Threshold. Licensee’s actual Basic Capacity for the Premises, as reasonably determined by Licensor pursuant to such measurement method or methods as Licensor shall employ from time to time (including, without limitation, the use of sub-meters and/or pulse meters, electrical surveys, engineer’s estimates and/or branch circuit monitoring), shall not at any time, exceed the Basic Capacity. The power drawn by all of Licensee’s Equipment shall be included in the calculation of Licensee’s actual Basic Capacity for the Premises. In the event that the power usage in the Premises exceeds the Basic Capacity (a “Basic Capacity Overage”), Licensee agrees to take immediate action to cause power consumption in the Premises to be at or below the Basic Capacity level upon the submission by Licensor of an e-mailed notice to Licensee at the address set forth on the signature page of the Order (without the need for follow-up notice by any other method) from Licensor (which may occur by virtue of Licensor’s building management system) notifying Licensee of a Basic Capacity Overage. In addition to Licensor’s remedies set forth in Section 10.1, below, if Licensee fails to cure a Basic Capacity Overage within twelve (12) hours (the “BC Cure Period”) following Licensee’s receipt of such Basic Capacity Overage notification e-mail, then Licensee agrees to pay Licensor the BC Overage Penalty (defined below), within thirty (30) days after Licensee’s receipt of written demand therefor. The “BC Overage Penalty” shall mean and refer to the sum of $500.00 for each twenty-four (24) hour period (or part thereof) following the BC Cure Period, during which any Basic Capacity Overage is continuing.

4.2       Electricity Charges. Electrical power costs are charged to Licensee as set forth in the applicable Order. If applicable, Licensee agrees to pay Actual Electrical Costs as specified in this Section 4.2, in arrears, within thirty (30) days of Licensee’s receipt of each invoice specifying such Actual Electrical Costs from Licensor, subject to Licensee’s rights under Section 6.4.2 of this Agreement.

5.              Condition of Premises. Licensor warrants as follows: Licensor shall (a) meet the highest professional standard of diligence, care, timeliness, trust and skill exercised by experienced members of Licensor’s profession with expertise in performing services similar to those to be provided hereunder; and (b) exercise such professional standard by appropriate actions or inaction during the term; (vi) Licensor shall exert commercially reasonable efforts to use efficiently the resources necessary to perform its obligations hereunder consistent with Company’s interest; (vii) Licensor shall obtain all authorizations, permits certificates and licenses that are required for Licensor’s performance under this Agreement; and (viii) all warranties provided hereunder will inure to the benefit of Licensee and Licensee’s successors and assigns. Licensee acknowledges that; (a) Licensee has made such investigations as it deems necessary with reference to such matters and assumes all responsibility therefore as the same relate to its use of the Premises and Services, (b) neither Licensor, Licensor’s agents, nor any broker has made any oral or written representations or warranties with respect to said matters other than as set forth in this Agreement or any Order, and (c) other than as set forth in this Agreement or any Order, Licensor is under no obligation to perform any work or provide any materials to prepare the Premises or the Building (as defined in the applicable Order) for Licensee. WITHOUT LIMITING THE FOREGOING, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT THOSE EXPRESSLY STATED HEREIN.

6.              Base License Fees; Taxes and Other Charges; Security Deposit.

6.1       Base License Fees. Commencing on the Order Commencement Date for the applicable Order and continuing throughout the applicable Order Term, Licensee shall pay to Licensor the Base License Fees (the “Base License Fee”) for the Premises and the Services in the amount and pursuant to the terms set forth in the relevant Order; provided, however, that if the applicable Order Commencement Date of an Order does not commence on the first day of a calendar month, the Base License Fees for such Order for the partial month shall (i) be calculated on a per diem basis determined by dividing the Base License Fees by the total number of calendar days in such partial month and multiplying such amount by the number of days remaining in such partial month from and after (and including) the Order Commencement Date, and (ii) be paid by Licensee to Licensor on the Order Commencement Date.

6.2       Taxes. Licensee shall be liable for and shall pay at least ten (10) days before delinquency all governmental fees, taxes, tariffs and other charges levied directly or Indirectly against all of Licensee’s Equipment, systems, connections, interconnections and appurtenances located in or used by Licensee in or in connection with the Premises. Licensee shall also pay to Licensor, within ten (10) days of Licensor’s demand therefor, any excise, sales, privilege or other tax, assessment or other charge (other than income or franchise taxes) imposed, assessed or levied by any federal, state, county, or local or municipal government or governmental agency (each, a “Governmental Authority”) with regard to (i) the Base License Fees and/or other charges under this Agreement, including, without limitation, any gross receipts tax, license fee, services, sales or use tax or excise tax levied by any Governmental Authority, and/or (ii) this Agreement, the Services provided hereunder, and/or the possession, licensing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises (including, without limitation, any applicable possessory interest taxes).

6.3       Other Charges. In addition to paying the Base License Fee, Licensee shall (a) upon execution of an Order, pay all amounts designated in such Order as being due upon execution, (b) pay all fees and charges detailed in the applicable Order, as and when specified in such Order and (c) pay any additional fees and charges described in this Agreement or in any Order when due. Unless expressly stated otherwise herein, all Base License Fees shall be due to Licensor on or before the first calendar day of each calendar month, and additional fees shall be due to Licensor within thirty (30) days after Licensor’s demand therefor.

6.4       Payments Generally.

6.4.1                     The Base License Fee and all other sums due and owing under this Agreement shall constitute fees payable hereunder and shall be referred to herein collectively as the “Fees”. Licensor agrees, as a courtesy, to include in the invoice provided by Licensor to Licensee specifying Licensee’s Actual Electrical Costs (per Section 4.2 of this Agreement), a statement setting forth the Base License Fees due in the month immediately following; provided, however, that, in any event, Base License Fees shall be due and payable by Licensee on the first day of each calendar month that such Base License Fees apply. The Fees shall (a) be payable to Licensor when due without any prior notice or demand therefor in lawful money of the United States without any abatement, offset or deduction whatsoever (except as specifically provided otherwise herein), and (b) be payable to Licensor at the address of Licensor specified in the Order (or to such other person or to such other place as Licensor may from time to time designate in writing to Licensee).

6.4.2                     Right to Dispute; Dispute Resolution, Notwithstanding anything to the contrary in this Agreement, if Licensee believes any Fees invoiced hereunder are the subject of a good faith, bona fide dispute between the parties (the “Disputed Amounts”), Licensee shall provide Licensor with written notice of such dispute prior to the due date of the invoice on which the Disputed Amounts appear and shall identify thereon the reason for such dispute. The parties shall then commence good faith efforts to resolve such dispute including by escalating to successively higher levels of management (if necessary). For all Disputed Amounts properly noticed and disputed in accordance with this Section, Licensee shall pay the invoiced payment amount on the applicable due date, which payment shall (to the extent that any Disputed Amounts are included in such payment) be acknowledged to have been made pending resolution of the dispute(s). Licensor shall refund to Licensee, within thirty (30) days of resolution of any payments dispute, any amounts which are determined to have been invoiced in error. Subject to the foregoing, each party’s obligations under this Agreement shall continue during the dispute resolution.

6.5       Security Deposit. Once Licensor has received the amount specified in the Order as the security deposit, If any, from Licensee (the “Security Deposit”), Licensor shall hold the Security Deposit as security for the performance by Licensee of Licensee’s covenants and obligations under this Agreement and any Order, it being expressly understood and agreed that the Security Deposit shall not be considered an advance payment of Fees. The Security Deposit shall be held by Licensor without liability to Licensee for interest, and Licensor may commingle such deposit with any other funds held by Licensor. Upon the occurrence of any Event of Default (defined in Section 10, below), Licensor may, from time to time, without prejudice to any other remedy, apply the Security Deposit to the extent necessary to make good any arrearages of Fees and any other payment, damage, injury, expense or liability caused to Licensor by such Event of Default. Following any application of the Security Deposit, Licensee shall pay to Licensor on demand the amount so applied in order to restore the Security Deposit to the amount thereof immediately prior to such application. Licensor shall, within thirty (30) days after the expiration of termination of the applicable Order, return to Licensee the portion (if any) of the Security Deposit remaining after deducting all Fees, damages, charges and other amounts permitted by applicable laws.

7.              Equipment; Surrender.

7.1       During Term. Licensee agrees to install and remove Equipment into and out of the Premises in strict compliance with the Policies and Procedures.

7.2       Termination. Upon the expiration or earlier termination of the applicable Order, Licensee shall quit and surrender possession of the Premises to Licensor in good order and clean condition; reasonable wear and tear excepted and shall promptly remove all Equipment from the Premises and from the Building in accordance with the Policies and Procedures. If Licensee fails to do so within five (5) days of such expiration or termination, Licensor may treat the Equipment as abandoned and either charge Licensee for the removal and/or storage costs or dispose of the Equipment in any manner that Licensor shall elect. For the avoidance of doubt, in the case of any sale of the Equipment by Licensor, to the extent permitted by applicable law, Licensee shall not be entitled to receive the proceeds of such sale. Licensor has no duty to preserve or care for any Equipment abandoned or deemed abandoned hereunder, and Licensee hereby waives and releases, and indemnifies Licensor with regard to, any claims it (or any other party) may have in connection with any such removal, storage or sale. Any wiring or other electrical components installed in the subfloor area of the Premises to support the operation of the Equipment may be removed by Licensor after the expiration of the Order Term at Licensee’s sole cost and expense. The cost of removal of such wiring or electrical components may be deducted by Licensor from any deposits held by Licensor in connection with the Agreement or billed to Licensee. Licensee shall pay any such fees promptly upon receipt of a bill therefor.

7.3       Holdover. Should Licensee not surrender the Premises in accordance with the terms of this Agreement and the applicable Order on or before the expiration or earlier termination of such Order, Licensee shall be deemed to be occupying the entire Premises as a tenant-at-sufferance (i.e., Licensor shall be permitted to cause Licensee to surrender and vacate at any time). During such holdover period, Licensee Shall pay to Licensor (a) one hundred percent (100%) of the elements of any additional Fees attributable to the Premises, and (b) monthly Base License Fees attributable to the Premises in an amount equal to the greater of (i) the then-current rate being charged by Licensor for similar space and services, and (ii) one hundred fifty percent (150%) of the scheduled Base License Fees payable by Licensee to Licensor during the month of the Order Term immediately preceding the expiration date.

8.              Insurance; Indemnity.

8.1       Insurance.

(a)      Licensor and Licensee each agree to maintain during the Term (i) Commercial General Liability insurance in an amount not less than $1,000,000 per occurrence for bodily injury, death and property damage, (ii) statutory Workers’ Compensation and Employers Liability insurance in an amount not less than $500,000 per accident, (iii) Umbrella or excess liability insurance with limits of $5,000,000 per occurrence, and (iv) Property insurance on an “all-risk” form insuring their respective equipment and property on a full replacement value basis.

(b)      Prior to installing any Equipment or otherwise accessing the Premises, Licensee shall furnish Licensor with certificates of insurance that evidence the minimum levels of insurance set forth herein and which name Licensor as an additional insured as respect to coverages (i) and (iii) above. Licensee shall ensure that Licensor is provided with notifications of material changes in Licensee’s coverage at least thirty (30) days prior to such changes taking effect. Licensor and Licensee do each hereby waive; and each agrees to cause their respective insurers to waive all rights of subrogation against the other party with regard to, claims that are covered by any of such policies and claims that would have been covered if the required policies had been in effect on the date of the damage, except to the extent that any such claims arise out of the other party’s gross negligence or willful misconduct. Licensee shall ensure that its invitees and agents maintain liability insurance in the amount required in this section.

8.2       Waiver and Indemnity.

8.2.1                     Licensee acknowledges (i) that the total value of the Equipment and its anticipated revenues at, or as a result of its use of, the Premises far exceed the total consideration payable to Licensor under this Agreement, and (ii) that Licensee has reviewed this indemnification language with legal counsel and is entering into this Agreement understanding the limited liability of Licensor as provided in this Agreement. Licensee agrees and acknowledges that, with the exception of damages caused by reason of Licensor’s gross negligence or willful misconduct, its use of the Equipment and Premises is at its sole risk, and hereby absolves and fully releases Licensor, its employees, affiliates, agents and representatives from any and all cost, loss, damage, expense, liability and causes of action, whether foreseeable or not, from any cause whatsoever, that Licensee may suffer to its Equipment or personal property located at the Premises.

8.2.2                     Licensee’s Indemnity. Except to the extent arising from Licensor’s or its employees’, contractors’ or agents’ gross negligence or willful misconduct, Licensee shall indemnify, protect, defend and hold harmless Licensor and its agents, partners and lenders, from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) (collectively, “Claims”) arising out of, involving or in connection with (i) thirty party Claims for damages to Licensee’s and/or its customers’ personal property and Equipment, (ii) any and all bodily injury Claims to the extent arising out of the negligence or willful misconduct of Licensee or its employees, agents, representatives and/or customers, and (ii) any and all other Claims, to the extent arising out of the gross negligence or willful misconduct of Licensee or its employees, agents, representatives and/or customers. If any action or proceeding is brought against Licensor by a third party by reason of any of the foregoing matters, Licensee shall upon notice defend the same at Licensee’s expense by counsel reasonably satisfactory to Licensor and Licensor shall cooperate with Licensee in such defense. Licensor need not have first paid any such Claim in order to be defended or indemnified.

8.2.3                     Licensor’s Indemnity. Except to the extent arising from Licensee’s or its employees’, contractors’ or agents’ gross negligence or willful misconduct, Licensor shall indemnify, protect, defend and hold harmless Licensee and its agents and partners, from and against (i) any and all bodily injury Claims to the extent arising out of the negligence or willful misconduct of Licensor or its employees, agents, and/or representatives, and (ii) any and all other Claims, to the extent arising out of the gross negligence or willful misconduct of Licensor or its employees, agents, and/or representatives. If any action or proceeding is brought against Licensee by a third party by reason of any of the foregoing matters,

Licensor shall upon notice defend the same at Licensor’s expense by counsel reasonably satisfactory to Licensee and Licensee shall cooperate with Licensor in such defense. Licensee need not have first paid any such claim in order to be defended or indemnified.

8.3       Liability with respect to the Premises; Limitations on Consequential Damages. Licensor shall not be liable for injury or damage to persons or goods, data or other property of Licensee, Licensee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such injury or damage results from conditions arising within the Premises, or from other sources or places, other than damages proximately caused by reason of Licensor’s gross negligence or willful misconduct. Licensor shall not be liable for any damages arising from any act or neglect of any other Licensee of Licensor. Notwithstanding any other provision of this Agreement, neither Licensor nor Licensee shall be liable to the other party for any first party or third party indirect, special, consequential, exemplary or punitive damages (including, without limitation, damages for lost profits, lost rents or other revenues, lost data, failed communications, or the cost of purchasing replacement services, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring) arising out the performance or failure to perform Licensor’s or Licensee’s obligations under this Agreement, as applicable, however caused, on any theory of liability, whether in an action in contract, strict liability, tort or otherwise, and whether nor not the party has been advised of the possibility of such damage.

9.              Casualty and Condemnation.

9.1       In the event of material damage to, destruction of or condemnation of the Building or the Premises, Licensor shall have the right, in Licensor’s sole discretion, to terminate this Agreement upon notice to Licensee. In any such termination by Licensor, Licensor shall have no further obligations to Licensee under this Agreement, except for those that expressly survive termination.

9.2       In the event of material damage to, or destruction or condemnation of, the Building or the Premises, which, according to Licensor, will take longer than 60 days to restore, Licensee shall have the right, in Licensee’s sole discretion, to terminate the Agreement upon notice to Licensor within ten (10) days after receipt of notice from Licensor of the estimated amount of time to restore. Upon delivery of such notice, neither party shall have any further obligations to the other under the Agreement, except for those that expressly survive termination. Notwithstanding the foregoing, in the event of an occurrence of the type described in this Section 9.2, Licensee shall be precluded from exercising its rights under the SLA.

9.3       In the event that this Agreement is not terminated pursuant to Sections 9.1 or 9.2, above, Base License Fees shall be abated proportionately during such restoration period, to the extent that the Premises (i) is unfit for use by Licensee in the ordinary conduct of Licensee’s business, and (ii) actually is not used by Licensee.

10.       Events of Default.

10.1  In the event Licensee fails to perform any of its monetary obligations under this Agreement and such failure has not been cured within ten (10) business days of receiving written notice thereof, Licensor shall have the right to immediately terminate the Agreement and Services as to the Premises that is the subject of default. In the event that either party fails to perform any other material obligation under the Agreement which has not been cured within thirty (30) days of receiving written notice of default (provided, however, If the breach is of a nature that reasonably takes more than thirty (30) days to cure, the time period to cure shall be extended to the period reasonably required to effect such cure, provided that the defaulting party diligently prosecutes such cure to completion), the non-defaulting party shall have the right to immediately terminate the Agreement as to the Premises or Service(s) that is the subject of default: provided however, that, in the event any action or non-action by Licensee threatens or causes harm to any portion of the Building, the Premises or any other customer, tenant, occupant, or licensee of the Building, Licensor shall have the right to Immediately suspend Services to Licensee, and to take action to repair any such damage or harm at Licensee’s expense, or, at Licensor’s sole option, Licensor may terminate the Services or applicable license that are the subject of such default.

10.2  Late Charges. In addition to Licensor’s remedies set forth in Section 10.1, above, Licensee hereby agrees that, if any Fees shall not be received by Licensor within three (3) days after such amount shall be due, then, upon written notice to Licensee, Licensee shall pay to Licensor (a) a late charge for each such occurrence equal to ten percent (10%) of each such overdue amount, and (b) interest on the outstanding amount(s) at the lower of (i) twelve percent (12%) per annum, or (ii) the highest interest rate allowable by law, from the date due until paid in full. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Licensor will incur by reason of such late payment, subject to Licensee’s rights under Section 6.4.2 of this Agreement.

11.       Status as a Real Estate Investment Trust. Licensor shall have the right, from time to time, to assign part of its interest and obligations in and under this Agreement to an affiliate of Licensor, if and to the extent that Licensor determines such action is necessary or advisable in connection with the status of Licensor, or any affiliate of Licensor, as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended. To the extent any Fee or other sum (in addition to or included in the Base License Fee) is paid with respect to services described in this Agreement that are assigned to and provided by or on behalf of an affiliate of Licensor (pursuant to this Section 11 or otherwise), any such amounts paid by Licensee with respect to such services will be received by Licensor as agent of such affiliate.

12.       Notice.

12.1  Notice Requirements. All notices required or permitted by this Agreement shall be in writing and may be delivered in person (by hand or by courier) or may be sent by commercial overnight courier, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Section 12. Notice may also be sent by e-mail, provided, however, that such notice must also be sent by a method described in the foregoing sentence. The addresses noted in the Order shall be that party’s address for delivery or mailing of notices. Either party may by written notice to the other specify a different address for notice.

12.2  Date of Notice. Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon electronic confirmation of receipt. Notices delivered by hand or commercial overnight courier shall be deemed given upon delivery. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day. Notices delivered by e-mail will be deemed delivered upon the date of the properly addressed e-mail transmission, once the recipient has also received the facsimile, hand or commercial overnight courier method of delivery as described above in this Section 12.2.

13.       Brokers. Each party hereto represents to the other that it has not engaged, dealt with or been represented by any broker in connection with this Agreement other than the brokers specified in the applicable Order. Each of Licensor and Licensee shall each indemnify, defend (with legal counsel reasonably acceptable to the other), protect and hold harmless the other party from and against all Claims related to any Claim made by any other person or entity for any commission or other compensation in connection with the. execution of this Agreement or the leasing of the Premises to Licensee if based on an allegation that claimant dealt through the indemnifying party. The provisions of this Section 13 shall survive the termination of this Agreement.

14.       Liens. Licensee shall keep the Premises free from any liens and shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Licensee at or for use on or in the Premises.

15.       Remote Hands.

15.1  Licensor, or an affiliate of Licensor, or an independent contractor on behalf of Licensor or such affiliate, offers certain limited maintenance services with regard to Licensee’s Equipment (as the same may be offered from time to time, “Remote Hands”) at an additional cost (the party providing the Remote Hands services — whether it is Licensor, an affiliate of Licensor or an independent contractor, is referred to herein as “RH Provider”). For the avoidance of doubt, however, Remote Hands services shall not be available from RH Provider beyond the point at which a login prompt appears on Licensee’s Equipment and the provision of Remote Hands services shall be subject to the terms of this Agreement. The current list of available Remote Hands services (the “Current Remote Hands Services”), as of the Effective Date of this Agreement, is available from Licensor upon request. However, Licensor (on RH Provider’s behalf) reserves the right to modify the list of available Remote Hands services and/or the period(s) of time during which such services are available, from time to time, by written notice to Licensee. Remote Hands services can be ordered under and by virtue of the process set forth in the Policies and Procedures (see, in particular, item 19).

15.2  Remote Hands — Service Level Agreement. Notwithstanding anything in this Agreement to the contrary, Licensee agrees, as it relates to failures with regard to RH Provider’s performance of Remote Hands Services, that the Remote Hands - Service Level Agreement (attached hereto as Schedule 3; the “Remote Hands - SLA”) will exclusively govern and control.

16.       Miscellaneous.

16.1  Governing Law. This Agreement shall be governed by and construed under the laws of the state of Arizona.

16.2  Binding on Successors. This Agreement shall inure to the benefit of and be binding on the parties, and their heirs, successors, assigns and legal representatives, subject to Section 16.18 of this Agreement.

16.3  Severability. This Agreement shall be construed as though the covenants herein between Licensor and Licensee are independent and not dependent and Licensee hereby expressly waives the benefit of any statute to the contrary and agrees that if Licensor fails to perform its obligations set forth herein, Licensee shall not be entitled to make any repairs or Perform any acts hereunder at Licensor’s expense or to any setoff of the Fees or other amounts owing hereunder.

16.4  Limitations on Liability.

16.4.1         The obligations of Licensor under this Agreement shall not constitute personal obligations of the individual partners, managers or members of Licensor, or their individual partners, directors, officers, employees, members, investors or shareholders, and Licensee shall look solely to Licensor’s interest in the Building, not to exceed an aggregate amount equal to Five Million and No/100 Dollars ($5,000,000.00), and to no other assets of Licensor or any other Licensor parties, for the. satisfaction of any liability of Licensor with respect to this Agreement, and shall not seek recourse against Licensor or the individual partners or members of Licensor, or its or their individual partners, directors, officers, members, investors or shareholders, or any of their personal assets for such satisfaction.

16.4.2         The obligations of Licensee under this Agreement shall not constitute personal obligations of the individual partners, managers or members of Licensee, or their individual partners, directors, officers, employees, members, investors or shareholders, and Licensor and Licensee agree that, in no event shall Licensee’s aggregate liability to Licensor hereunder exceed Licensee’s Liability Cap (defined below). The foregoing notwithstanding, Licensor and Licensee hereby agree that Licensee’s Liability Cap shall not apply to any Fees that become due and payable by Licensee under and/or by virtue of the terms of this Agreement. “Licensee’s Liability Cap” shall mean and refer to an aggregate amount equal to Five Million and No/100 Dollars ($5,000,000.00).

16.5  Confidentiality. Parties respective confidentially obligations shall be governed by a Nondisclosure Agreement executed by the parties concurrently herein, attached hereto as Schedule 4.

16.6  Waivers. No waiver by Licensor of any term or breach hereunder by Licensee shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent breach by Licensee of the same or of any other term, covenant or condition hereof. No failure or delay by Licensor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or preclude the exercise of any other right, power or privilege.

16.7  Construction of Agreement. In constructing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it.

16.8  Authority. Each individual executing this Agreement on behalf of Licensee hereby represents and warrants that Licensee is a duly formed and existing entity qualified to do business in the state in which the Building is located, and that Licensee has full right and authority to execute and deliver this Agreement and that each person signing on behalf of Licensee is authorized to do so. Upon Licensor’s request, Licensee shall deliver to Licensor satisfactory evidence of such authority and, if a corporation, also deliver to Licensor satisfactory evidence of (i) good standing in Licensee’s state of incorporation and (ii) qualification to do business in the state in which the Building is located.

16.9  Survival. Sections 7 (Removal of Equipment), 8.2 (Indemnity), 8.3 (Liability with respect to the Premises; Limitations on Consequential Damages), 13 (Brokers), 16.4 (Limitations on Liability) and 16.12 (Attorneys’ Fees) shall survive the expiration or earlier termination of the Agreement.

16.10 Amendment. This Agreement may be changed only by a written agreement signed by both parties. The foregoing notwithstanding, so long as they do not materially change Licensee’s obligations hereunder, Licensee agrees to make such reasonable non-monetary modifications to this Agreement as may be reasonably required by a lender in connection with the obtaining of financing or refinancing of the Building (“Lender”).

16.11 Subordination; Estoppel Certificates. This Agreement shall be subject and subordinate to any ground lease, mortgage, deed of trust or other hypothecation or security device now or hereafter placed upon the Premises or the Building (collectively, “Security Device”), to any and all advances made on the security thereof and to all renewals, modifications, and extensions thereof. Licensee agrees that the holders of any such Security Devices shall have no liability or obligation to perform any of the obligations of Licensor under the Agreement. Licensee agrees that, in the event that any such holder of a Security Device or any purchaser at a foreclosure sale or any entity that receives a transfer of the Building by a conveyance in lieu of foreclosure of the Building (“New Owner”) and/or otherwise succeeds to the rights of Licensor under this Agreement, then Licensee shall attorn to and recognize New Owner as the Licensor under this Agreement for the remainder of the term hereof, and Licensee shall perform and observe its obligations hereunder, provided that such New Owner shall not disturb Licensee’s use and occupancy of the Premises so long as Licensee is not in breach of its obligations under this Agreement. Upon written request from Licensor or Lender in connection with a sale, financing or refinancing of the Building, Licensee shall execute such further writings as may be reasonably required to separately document any subordination provided for herein. In addition, Licensee shall, within ten (10) days after the written notice from Licensor, execute, acknowledge and deliver to Licensor an estoppel certificate in the form requested by Licensor or any Lender, together with any additional information, confirmation and/or statements reasonably requested by Licensor.

16.12   Attorneys’ Fees. If either party commences an action or arbitration against the other party arising out of or concerning this Agreement, the prevailing party in such litigation or arbitration shall be entitled to reasonable attorneys’ fees and costs in addition to such relief as may be awarded.

16.13   No Joint Venture; No Third Party Beneficiary. Nothing in this Agreement creates a partnership or joint venture between Licensor and Licensee. Except as expressly provided herein, nothing in this Agreement shall be construed to limit Licensor’s right to maintain and operate the Building and the Premises in its sole discretion. Licensor shall have no obligations under the Agreement to any person or entity other than Licensee, and no such other parties shall have any rights under the Agreement as against Licensor.

16.14   Entire Agreement. This Agreement, which includes each Order, the Policies and Procedures and the Schedules and Exhibits attached hereto, contains the entire agreement between the parties regarding the subject matter hereof, and there are no verbal or other agreements which modify or affect this Agreement. The Agreement supersedes all prior discussions and agreements made by or on behalf of Licensor and Licensee regarding the subject matter hereof. Orders, when executed by both Licensee and Licensor, shall serve to modify this Agreement and shall be deemed to be a part hereof.

16.15   Force Majeure. Except for monetary obligations, neither party shall be responsible for failure to act in accordance with the terms of this Agreement if such failure is due to causes beyond the party’s reasonable control, financial inability excluded, including, but not limited to, earthquake, flood, acts of God, war, or terrorist attacks, whether physical or electronic, or failure of the internet.

16.16   Counterparts; Delivery. This Agreement may be executed simultaneously in two (2) or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Agreement. Licensor and Licensee agree that the delivery of an executed copy of this Agreement by facsimile or e-mail shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Agreement had been delivered.

16.17   Licensee’s Data. Notwithstanding anything in this Agreement to the contrary, Licensor and Licensee agree that Licensor will have no right to access Licensee’s client data and/or proprietary data that is processed by or stored on the Licensee’s Equipment in the Premises.

16.18      Licensee’s Assignment or Subletting.

16.18.1                          Except as expressly set forth in Section 16.18.2, below, Licensee shall not assign this Agreement or otherwise transfer this Agreement, in whole or in part (each, a “Transfer”) without the express prior written consent of Licensor. No Transfer (whether or not a Permitted Transfer) will release the undersigned Licensee from Licensee’s obligations under this Agreement or alter the primary liability of the undersigned Licensee to pay the Fees and to perform all other obligations to be performed by Licensee hereunder.

16.18.2                          Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, Licensee may, without the consent of Licensor undertake Permitted Transfers (defined below), “Permitted Transfer” shall mean and refer to: (i) the transfer of a majority interest of the outstanding shares of stock of Licensee, (ii) the merger of Licensee with another entity or entitles, and (iii) the sale of all or substantially all of Licensee’s assets, and/or (iv) Affiliate Transfers; provided that, in any such event, (a) the action is taken pursuant to a bona fide business transaction and not principally or exclusively as a means, to evade the consent requirements under this Agreement, and (b) the “Licensee” under this Agreement after such transaction has the same or better financial strength as that which Licensee had, as of the Effective Date of this Agreement, as evidenced in a manner reasonably acceptable to Licensor. “Affiliate Transfer” shall mean and refer to an assignment by Licensee of this Agreement to an affiliate of Licensee where (x) Licensee gives Licensor prior written notice of the name of such affiliate of Licensee, and (y) the applicable affiliate of Licensee assumes, in writing, for the benefit of Licensor, all of Licensee’s obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date.

LICENSOR:				LICENSEE:

DIGITAL 2121 SOUTH PRICE, LLC,				GUIDANCE SOFTWARE, INC.,
a Delaware limited liability company				a Delaware corporation

By:	Digital Realty Trust, LP.,
its manager
				By:	/s/ Ken Basore
	By:	Digital Realty Trust, inc.,		Name:	Ken Basore
		its general partner		Title:	Senior Vice President
				Date:	12/ /2013
		By:	/s/ Richard J. Berk
		Name:	Richard J. Berk
		Title:	Vice President Portfolio Management,
West Region

Date:	12/17/2013

Legal Approved
Guidance Software, Inc.
Date: 12/18/13 initial: [ILLEGIBLE]

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Schedule 1 – Policies and Procedures

1.              The Premises is to be used by Licensee solely for lawful purposes in accordance with these Policies and Procedures and the other terms and conditions of the Agreement.

2.              Licensee Access – Licensee shall designate in writing, up to three primary contacts (each a “Primary Contact”) having authorization to add/remove Licensee’s Parties from Licensee’s customer access list. Primary Contacts will be provided with a login account to manage Licensee’s customer access list. Only individuals whose names appear on the customer access list (each, an “Authorized Licensee Rep”) will be granted access to or permitted to submit work orders or requests to Licensor relating to the Premises or the Building. It is the responsibility of Licensee to manage the customer access list and to inform Licensor’s security personnel if any Authorized Licensee Rep ceases to be a Licensee Party.

3.              Licensee acknowledges that the security and access provisions employed by Licensor or an independent contractor on behalf of Licensor shall not be construed as Licensor’s acceptance of responsibility or liability for the security of persons or property within the Building or the Premises. Licensor does not guaranty the security of Licensee’s property or the Equipment. Licensor may require access to the Premises in order to install or maintain Infrastructure systems to support the Building and the Building systems.

4.              The Primary Contact is responsible for adding each Authorized Licensee Rep to the customer access list in advance of the Authorized Licensee Rep’s visit to the Building. A temporary access card (valid through the next calendar day) will be issued to an Authorized Licensee Rep only once proof of identity has been provided (e.g. by a valid government-issued photo ID) by such Authorized Licensee Rep. Individuals who cannot or do not provide a valid government-issued photo ID will not be permitted access to the Building or the Premises. Any visitor to the Building or the Premises whose name does not appear on the customer access list must be accompanied at all times by an Authorized Licensee Rep. All Licensor-Issued identification must be worn at all times while in the Building. Any access card may be used only by the individual to whom it has been issued for obtaining access to the Building and the Premises. Access cards may not be loaned or exchanged between individuals for any reason. Abuse or misuse of access cards may result in removal of the entrant from the Building and denial of future access. Except as provided in this Paragraph 4, at no time shall Licensee or any Authorized Licensee Rep grant access to the Building or the Premises to anyone.

5.              All authorized individuals must register their entry to a data center by presenting their access card to the card reader controlling such data center’s access doors. Visitors will be provided a visitor access card that is inactive and shall have an Authorized Licensee Rep escort at all times while in the Building.

6.              Licensee shall cooperate in maintaining the security of the Building and the Premises by restricting access to authorized personnel and complying with all security policies of Licensor.

7.              Licensee, Authorized Licensee Reps, authorized visitors and guests shall not obstruct corridors, halls, stairways, sidewalks, building entrance ramps or site driveways at any time. Corridors, halls, stairways, sidewalks, building entrance ramps and site driveways shall be used for egress and ingress only. There shall be no congregating in hallways.

8.              No Unauthorized Photography – Any person wishing to take photographs inside the Building or of any electrical or mechanical equipment located outside of the Building must obtain permission to do so from Licensor in advance. Authorization may be obtained by sending an email to Licensor’s customer support center at customerservice@digitalrealty.com (or such other email address designated by Licensor from time to time). Security personnel will escort any person authorized to take photographs to ensure that only images of authorized areas and equipment are captured.

9.              Parking – To the extent that Licensee is specifically granted parking rights under the Agreement, only Licensee and Licensee’s Parties may access the Building parking areas. Parking is permitted on a first come first serve basis while conducting business in the Building only. For safety purposes, over-sized vehicles are prohibited from parking in the parking areas. Licensee vendors and/or contractors shall not have access to the parking areas unless otherwise approved by Licensor. Licensee and its employees shall not allow any unauthorized persons to have access to the parking area. Licensee and Licensee’s Parties shall park in the designated parking spaces. Any vehicles parked outside the designated areas will be subject to removal from the parking area at owner’s expense.

10.       Licensee is responsible for installation of the Equipment. All of the Equipment must fit inside the Premises. All Equipment must be positioned so that it complies with Licensor’s established hot and cold aisles configurations. All Equipment must be UL approved. All cabling used by Licensee must meet national electrical and fire standards. All cables must be clearly labeled. Licensee shall not place or leave any Equipment or other items outside the Premises without the express written consent of Licensor.

11.       Licensee shall maintain the Premises in a neat and orderly manner and shall promptly remove all trash, packing materials, boxes, etc. that Licensee has brought or had delivered to the Building.

12.       Upon the expiration or earlier termination of the Agreement, Licensee shall remove all Equipment from the Premises and shall repair, or reimburse Licensor for the reasonable costs to repair any damage caused by Licensee during the course of any such removal.

13.       The following items are banned from the Building, and Licensee agrees not to bring these items into the Building or the Premises: alcohol, controlled substances, explosives, flammable liquids, gases or chemicals, tape recorders, chemical agents, weapons of any kind, wet cell batteries and all similar equipment and materials. Additionally, Licensee shall not allow Authorized Licensee Reps or visitors to take pictures or record video with a phone or any other device with the functionality of a camera, except as provided in Section 8, above. There is no smoking permitted in the Building. There is also no smoking permitted within 25ft of the front entrance to the Building. There will be a designated smoking area adjacent to the loading dock. No food or drink will be allowed in the Premises.

14.       Building entrants are prohibited from accessing or in any way altering Licensor’s equipment, systems or infrastructure without the express written consent of Licensor. Licensor reserves the right to remove and deny future access to any entrant who has, in Licensor’s sole judgment, violated this provision.

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15.       Licensee shall maintain and operate the Equipment in a safe manner, so as to avoid interference, physical or electronic, with other occupants of the Building and their equipment and with Licensor’s equipment. Licensee shall not disrupt, adversely affect or interfere, physically or electronically, with other Licensees of space in the Building or with any other Licensee’s use and enjoyment of such Licensee’s premises within the Building. Additionally, Licensee shall not disrupt, adversely affect or interfere, physically or electronically, with Licensor’s equipment or any of the common areas of the Building.

16.       Any interference, physical or electronic, with Licensor’s equipment and/or the equipment of other Licensees of the Building due to the installation, operation, maintenance replacement or repair of the Equipment may result in the immediate disconnection and removal of such Equipment by Licensor, at Licensee’s sole risk, cost and expense. Licensor reserves the right to take any other reasonable actions to prevent such interference.

17.       Licensor may, in Licensor’s sole discretion and at Licensor’s expense, change the configuration of the common areas of the Building. Licensor and Licensee shall cooperate in good faith to minimize any disruption in Licensee’s operations that might be caused by such changes in the configuration of the Building.

18.       Work Orders – Licensee will be required to send an e-mail request to customerservice@digitalrealty.com (or such other email address designated by Licensor from time to time) in connection with any proposed changes to Licensee’s use or configuration of the Premises. Upon submission of such request, Licensor will evaluate the request and return a written estimate and schedule for the work. All work orders requiring changes to the existing Agreement will require an Amendment to the Agreement, which may be in the form of a written change or “add on” order, and must be approved by Licensee and executed by Licensee and Licensor prior to any work being performed in the Premises.

19.       Remote Hands - Licensee shall access Remote Hands by contacting the Licensor’s Licensee Services Center (or such other email address designated by Licensor from time to time). All written instructions shall be submitted along with the ticket.

20.       Licensee Services Center Call In - Licensor shall provide a Licensee Services Center phone number to Licensee. The Licensee Services Center will create a ticket that will be sent via e-mail to Licensee and to the datacenter technician on site. The Licensee Services Center will monitor the ticket and notify Licensee when the ticket item is closed or escalated to the appropriate level based on escalation procedures.

21.       Shipping and receiving – It is the Licensee’s responsibility to notify Licensor of the impending receipt of any shipments addressed to Licensee. Licensor, or an independent contractor on behalf of Licensor, will receive Licensee-supplied equipment for a limited period of time and store it in a holding area subject to size, weight and availability. Licensor, or an independent contractor on behalf of Licensor, will release a shipment to an Authorized Licensee Rep only upon obtaining an authorized signature and verifying identity. Security personnel shall use commercially reasonable efforts to monitor incoming and outgoing packages to ensure that goods entering and leaving the holding area are accompanied by duly completed documentation. Once Licensor has released a shipment to Licensee or an Authorized Licensee Rep, Licensor is no longer responsible for tracking the shipment, and it becomes Licensee’s responsibility. All shipments must be provided to Licensor, or an independent contractor designated by Licensor, ready-to-ship. Once the Licensor has released a shipment to Licensee’s approved carrier, Licensor shall have no further responsibility for the shipment or the tracking of the shipment, and all liability and responsibility thereafter shall be Licensee’s.

22.       No work will be done below the raised floor area without the prior written approval of Licensor.

23.       No exposed cables shall be installed under the raised floor area.

24.      Licensee shall not inscribe, paint or affix advertisements, identifying signs or other notices on any part of the corridors, doors, public areas, common areas, the Premises or any portion thereof without prior approval of Licensor.

25.       Subject to terms of the Agreement, Licensee shall be allowed to use the common areas of the Building (bathrooms, coffee station, hallways, etc.). Licensee and Licensee’s Parties shall not conduct activities in common areas that interfere with the activities of other Licensees of the Building or Licensor. Licensee shall make a concerted effort to keep all such areas clean and neat at all times. Licensee and Licensee’s Parties shall use the common areas of the Building only for their designated purposes.

26.       Failure by Licensee or Licensee’s Parties to materially comply with the Policies and Procedures in effect from time to time may result in (a) removal of Licensee or any Licensee Party from the Building, (b) restriction of Licensee’s access to the Building, (c) Impositions of additional charges, and/or (d) termination of the Agreement.

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Schedule 2 — Service Level Agreement

A.            COMMITMENT LEVELS—GENERAL:

Licensor will provide the Commitment Levels set forth in this Schedule 2 for the systems under control of Licensor.

Initially capitalized terms contained herein that are not otherwise defined in the body of the Agreement or under this Section A. (Commitment Levels—General) shall have the respective meanings ascribed to such terms under Section B. (Commitment Levels—Defined Terms), below.

1.              Electrical Power.

a.                                      In the event of any Interruption — Electrical, Licensee shall, subject to this Section A. (Commitment Levels—General), be entitled to an abatement equal to one (1) Outage Credit for each hour of Interruption — Electrical (i.e., 1-60 minutes = 1 Outage Credit; 61-120 minutes = 1 additional Outage Credit, etc.).

b.                                      In the event that any Power Outage Triggering Event occurs, Licensee may terminate the applicable Order; provided that Licensee delivers a written notice of termination to Licensor within thirty (30) days of the occurrence of the Power Outage Triggering Event specifying a termination date not to be more than ninety (90) days after the date of the Power Outage Triggering Event. Licensee’s failure to notify Licensor of its intent to terminate within such thirty (30) day period shall act as a waiver of Licensee’s termination right hereunder as it relates to such Power Outage Triggering Event; time being of the essence.

2.              Environmental Control.      Licensor shall use commercially reasonable efforts to cause the temperature and humidity within the Datacenter to meet the Environmental Standards.

a.                                      In the event that the environmental conditions within the Datacenter fail to meet the Environmental Standards, Licensor shall make the necessary adjustments to achieve the Environmental Standards as soon as is reasonably possible.

b.                                      In the event of any Interruption — Environmental Control, Licensee shall, subject to this Section A. (Commitment Levels—General), be entitled to one Outage Credit for each hour of Interruption — Environmental Control.

c.                                       In the event that any Environmental Triggering Event occurs, Licensee may terminate applicable Order; provided that Licensee delivers a written notice of termination to Licensor within thirty (30) days of the occurrence of the Environmental Triggering Event specifying a termination date not to be more than ninety (90) days after the date of the Environmental Triggering Event. Licensee’s failure to notify Licensor of its intent to terminate within such thirty (30)-day period shall act as a waiver of Licensee’s termination right hereunder as it relates to such Environmental Triggering Event; time being of the essence.

3.              Multiple Abatements.        Notwithstanding anything in Sections A.1 or A.2 of this Commitment Levels section, above, to the contrary, (1) the aggregate of all Base License Fees abatements applicable to Interruptions of Licensor’s Essential Services occurring in any particular calendar month shall be limited to a maximum of the then-current Base License Fees for such month, and (2) in the event that one occurrence or set of circumstances leads to multiple Interruptions of Licensor’s Essential Services under Sections A.1 and/or A.2 of this Commitment Levels section, Licensee shall only be entitled to the Outage Credit abatements for the Interruption of Licensor’s Essential Services that will yield Licensee the largest group of Outage Credits (e.g., in the event that a single event causes an Interruption — Electrical (yielding 3 Outage Credits) and a resulting Interruption —Environmental Control (yielding 2 Outage Credits), Licensee would, in that scenario, only be entitled to receive the Outage Credits related to the Interruption — Electrical).

4.              Conditions. Notwithstanding anything in Sections A.1, A.2 or A.3 of this Commitment Levels section above, to the contrary, any such Base License Fees abatements or termination rights, as otherwise set forth in this Commitment Levels section, shall be subject to the following conditions:

a.                                      The failure of Licensor to satisfy the applicable commitment level must not have occurred during or as a result of a Basic Capacity Overage, nor have been caused in whole or in part by (i) Licensee actions or inactions (including any failure to comply with the Agreement, including the Policies and Procedures), (ii) Licensee-supplied power or equipment, (iii) actions or inactions of Licensee’s end users, (iv) Licensee’s failure to take advantage of the redundant electrical design of the Datacenter (e.g., Licensee “single-cords” its equipment in a scenario where “dual-cording” of Licensee’s equipment is available), (v) third party network providers, (vi) traffic exchange points controlled by third parties, (vii) an event of casualty or condemnation (which, for the avoidance of doubt, is governed by Section 9 of the Agreement), or (viii) any scheduled maintenance events. As used in this paragraph, “Licensee” shall include, without limitation, Licensee’s employees, agents, partners, members, contractors, invitees and customers. For the avoidance of doubt, Licensor and Licensee acknowledge and agree that no Force Majeure event (other than the occurrence of a casualty or condemnation of the type described in Section 9 of the Agreement) shall excuse a failure of Licensor to satisfy a commitment level set forth herein.

b.                                      In order to receive the applicable Outage Credit(s) abatements, Licensee must notify Licensor of Licensee’s claim for Outage Credit abatements within thirty (30) days from the time Licensee becomes eligible to receive such Outage Credit abatements.

c.                                       If an Interruption — Electrical affects some, but not all, of the powered cabinets and/or racks within the Premises, the Outage Credit abatement to which Licensee shall be entitled shall be equitably prorated based upon the proportion of the number of cabinets and/of racks affected by such Interruption — Electrical bears to the total number of powered cabinets and/or racks located within the Premises.

d.                                      Notwithstanding anything in the Agreement to the contrary, the parties agree that the award of Outage Credit abatements and/or the termination of a particular Order (each, as expressly described in this Section A. Commitment Levels—General) shall be Licensee’s sole and

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exclusive remedies related to the occurrence of Interruptions of Licensor’s Essential Services.

e.                                       In the event that Licensee is entitled to Outage Credit abatements, the Outage Credit abatements shall be applied as a credit towards Licensee’s Base License Fees due in the immediately following month of the Order Term; provided, however, in the event that an Outage Credit abatement accrues during the final month of the applicable Order Term, Licensor will pay to Licensee the amount of the Outage Credit abatement within thirty (30) days following the expiration of such Order Term.

f.                                        Notwithstanding anything to the contrary herein, if, at the time that Licensee become eligible to receive any Outage Credit abatements, there shall be an uncured Event of Default by Licensee under this Agreement, Licensee shall not be entitled to receive any such Outage Credit abatement.

B.                                    COMMITMENT LEVELS—DEFINED TERMS:

“Agreement Year” shall mean and refer to each period of twelve (12) consecutive calendar months during the applicable Order Term, commencing with the first day (the “Calendar Month Commencement Date”) of the first full calendar month of the applicable Order (and each successive anniversary thereof), and ending with the day before the anniversary of the Calendar Month Commencement Date. In the event that the applicable Commencement Date occurs on a date that is other than the Calendar Month Commencement Date, then the first (1st) Agreement Year shall be deemed to include the partial month.

“Environmental Standards” shall mean and refer to the Target Humidity Range together with the Target Temperature Range.

“Environmental Triggering Event” shall mean and refer to the occurrence, within any period of ninety (90) consecutive days during the Order Term, of either (i) the occurrence of three (3) or more separate/independent Interruptions — Environmental Control, each lasting twelve (12) hours or more, or (ii) the aggregate amount of time of all Interruptions — Environmental Control in the Datacenter equaling or exceeding forty-eight (48) hours.

“Interruption Cure Completion Notice” shall mean and refer to written notice from Licensor that a particular Interruption of Licensor’s Essential Services has bean rectified.

“Interruption — Electrical” shall mean and refer to the occurrence of a partial or complete Interruption of electricity to the Premises; provided that such occurrence is not caused by any of the causes described in paragraph 4 of Section A. (Commitment Levels—General), above.

“Interruption — Environmental Control” shall mean any Interruption — Humidity and any Interruption — Temperature.

“Interruption — Humidity” shall mean and refer to the occurrence of the average relative humidity of the Datacenter measured below the raised floor in the Datacenter being outside of the Target Humidity Range for a period of one hundred twenty (120), or more, consecutive minutes; provided that such occurrence is not caused by any of the causes described in paragraph 4. of Section A. (Commitment Levels—General), above. For the avoidance of doubt, the duration of each Interruption — Humidity shall commence from and after the expiration of the one hundred twentieth (120th) consecutive minute of the average relative humidity of the Datacenter being outside of such Target Humidity Range.

“Interruption of Licensor’s Essential Services” shall mean and refer to (a) an Interruption — Electrical; or (b) an Interruption — Environmental Control.

“Interruption — Temperature” shall mean and refer to the occurrence of the average temperature of the Datacenter measured below the raised floor in the Datacenter being outside of the Target Temperature Range for a period of one hundred twenty (120), or more, Consecutive minutes; provided that such occurrence is not caused by any of the causes described in paragraph 4. of Section A. (Commitment Levels—General), above. For the avoidance of doubt, the duration of each Interruption — Temperature shall commence from and after the expiration of the one hundred twentieth (120th) consecutive minute of the average temperature of the Datacenter being outside of the Target Temperature Range.

“Outage Credit” means the quotient achieved by dividing the Base License Fees applicable to the Premises in which the Interruption of Licensor’s Essential Services occurred, for the month in which the Interruption of Licensor’s Essential Services occurred, by 30.

“Power Outage Triggering Event” shall mean and refer to the occurrence, within any period of ninety (90) consecutive days during the Order Term, of either (i) three (3) or more separate/independent Interruptions — Electrical, each lasting two (2) hours or more, or (ii) the aggregate amount of time of all interruptions — Electrical equaling twelve (12) or more hours.

“Separate/Independent Interruption of Licensor’s Essential Services”, and similar phrases used herein, shall mean and refer to (a) Interruptions of Licensor’s Essential Services that occur from separate and unrelated root causes; or (b) a further occurrence of a particular Interruption of Licensor’s Essential Services that occurs after Licensor has provided Licensee the Interruption Cure Completion Notice with regard to the immediately preceding occurrence of such Interruption of Licensor’s Essential Services. For the avoidance of doubt, once Licensor has rectified a particular interruption of Licensor’s Essential Services, Licensor shall provide the Interruption Cure Completion Notice to Licensee as soon as is reasonably practicable thereafter.

“Target Humidity Range” shall mean and refer to the average relative humidity of the Datacenter, measured below the raised floor therein, corresponding to 20% and 80% relative humidity and a maximum dew point of 62.6 degrees Fahrenheit.

“Target Temperature Range” shall mean and refer to the average temperature of the Datacenter, measured below the raised floor therein, between 59 degrees Fahrenheit and 90 degrees Fahrenheit.

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Schedule 3 — Remote Hands - Service Level Agreement (Remote Hands — SLA)

RH Provider will provide the following SLA commitments for each of the Remote Hands services provided by RH Provider:

Work Order Request: Subject to any other provisions of the Agreement, which may (a) limit or impair the availability of the following items, or (b) place conditions on the availability of such items, RH Provider shall implement Licensee’s requests for the following types of Remote Hands service requests within the time periods designated below following RH Provider’s receipt of the relevant fully executed work order(s).

Type of Work Order	Time Period
New Work Order Response	As stated in the relevant Work Order
Install Copper (Category 5e/6, Coaxial) Cross Connects	If not stated in the relevant Work Order: 24 Hours From Approved Work Order
Install Fiber (Multi-Mode and Single-Mode) Cross Connects	If not stated in the relevant Work Order: 72 Hours From Approved Work Order

Remote Hands: RH Provider shall respond to a request for Remote Hands services as described in the table below. RH Provider’s response time in connection with such a request shall be measured from the time RH Provider receives the Licensee request with the necessary information (including a fully-executed work order) until a representative of RH Provider commences the relevant work.

Severity	Alarm Level	Description	Initial Response	Local Staff Response Time	Remote Staff Response Time
1	Critical	Site Down	20 Minutes	30 Minutes	2 Hours
2	Major	Degrading Performance	20 Minutes	30 Minutes	2 Hours
3	Minor	Required Maintenance	20 Minutes	2 Hours	Next Business day

A.                                    In the event RH Provider fails to satisfy the applicable time commitment, Licensee shall (subject to the effect of force majeure and Licensee delay) (a) if the relevant service is a Tier 2 Service, be entitled to an abatement equal to 100% of the RH Service Fee for the relevant Tier 2 Service for each failed occurrence; or (b) If the relevant service is a Tier 1 Service, be entitled to a $100.00 credit toward the next RH Service Fee coming due under this Agreement for each failed occurrence.

B.                                    The award of abatement and/or credits (as expressly described in this Schedule 3) shall be Licensee’s sole and exclusive remedies related to RH Provider’s failure to achieve the service level objectives for the provision of Remote Hands services.

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Schedule 4 — Nondisclosure Agreement

[attached]

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NONDISCLOSURE AGREEMENT (VENDORS AND STRATEGIC INITIATIVES)

THIS NONDISCLOSURE AGREEMENT (“Agreement”) is made as of December 13, 2013 (“Effective Date”) by and between Guidance Software, Inc., a Delaware corporation, with its principal place of business at 1055 E. Colorado Blvd., 5th Floor, Pasadena, CA 91106 (“GSI”) and Digital Realty Trust, L.P., a Maryland limited partnership, with its principal place of business at Four Embarcadero Center, Suite 3200, San Francisco, CA 94111 (“COMPANY”).

1.              Purpose.

GSI and COMPANY intend to disclose to each other information, which may include “Confidential Information,” as that term is defined herein below, for the purposes of discussing and negotiating potential business opportunities, as well as in connection with actual business opportunities (collectively the “Relationship”). This Agreement is intended to allow the parties to discuss and evaluate, or continue to discuss and evaluate the Relationship, and/or enter into and perform with respect to the Relationship, while protecting the Confidential Information of the respective parties against unauthorized use or disclosure.

2.              Definition of Confidential Information; Warranties. “Confidential Information” means any non-public oral, written, graphic or machine-readable information including, but not limited to, that which relates to patents, patent applications, trade secrets, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets, market research, market plans, software (including source and object code), hardware configuration, computer programs, algorithms, regulatory information, business plans, pricing, agreements with third parties, services, customers, marketing or finances of the disclosing party or one of its subsidiaries or affiliates (“Discloser”), and all other technical, financial or business data, which Confidential Information is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed thirty (30) days) after the oral disclosure, or information which, under the circumstances surrounding disclosure, reasonably should be treated as confidential or proprietary. The party receiving the Confidential Information from Discloser is the “Recipient”.

3.              Nondisclosure of Confidential Information

(a) Recipient agrees not to use any Confidential Information disclosed to it by the Discloser for its own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Relationship, nor will Recipient allow or permit any Confidential Information to be knowingly or negligently misappropriated or used (directly or indirectly, by independent research, reverse engineering, decompiling or otherwise) by Recipient or Recipient’s agents and representatives for its own benefit or for the benefit of any third party. Recipient shall not disclose or permit disclosure of any Confidential Information of the Discloser to third parties or to employees of Recipient, other than directors, officers, employees, consulants, professional advisors and agents (collectively, the “Representatives”) of Recipient who are required to have the information in order to carry out the discussions regarding the Relationship. Recipient shall only permit access to Confidential Information to those of its Representatives having a need to know such information for purposes of evaluating the Relationship and who have signed nondisclosure agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein. Recipient agrees to safeguard all Confidential Information with the highest degree of care to avoid disclosure. All use of Confidential Information and all derivations thereof shall be and inure solety to Discloser’s right, title, interest and benefit (including all intellectual property rights or interests relating thereto or arising therefrom, in all media now known or hereafter developed), and in no event will Recipient permit Confidential Information to be used by any person in competition with or to the detriment of Recipient. Recipient further agrees to notify the Discloser in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Confidential Information which may come to Recipient’s attention.

(b) The Recipient will use the Confidential information only for the purpose of (a) COMPANY’s evaluation or license of GSI products and/or services, (b) GSI’s evaluation or license of COMPANY’s products and/or services, (c) planning, implementing, and marketing technical integration between GSI products and COMPANY’s products, and/or (d) discussing and negotiating strategic initiatives between the parties.

(c) Notwithstanding the above, Recipient shall not have liability to the Discloser with regard to any Confidential Information which Recipient can prove: (i) was in the public domain at the time it was disclosed by the Discloser or has entered the public domain through no fault of Recipient in breach of this Agreement; (ii) was known to Recipient, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the Discloser; (iv) becomes known to Recipient, without restriction, from a source other than the Discloser without breach of this Agreement by Recipient and otherwise not in violation of the Discloser’s rights; or (v) is disclosed pursuant to the order or requirement of a court, regulatory authority, administrative agency, or other governmental body; provided, however, that Recipient shall, to the extent legally permissible, provide prompt notice of such court order or requirement to the Discloser to enable the Discloser to seek a protective order or otherwise prevent or restrict such disclosure,

(e) EACH DISCLOSER WARRANTS THAT IT HAS THE RIGHT TO DISCLOSE ITS CONFIDENTIAL INFORMATION, HAS THE AUTHORITY TO ENTER INTO THIS AGREEMENT, AND MAY LAWFULLY RECEIVE THE DISCLOSURES CONTEMPLATED UNDER THIS AGREEMENT. NO OTHER WARRANTIES ARE MADE AND NO RESPONSIBILITY OR LIABILITY IS OR WILL BE ACCEPTED BY EITHER PARTY IN RELATION TO OR AS TO THE ACCURACY OR COMPLETENESS OF THE CONFIDENTIAL INFORMATION, ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”.

4.              No Duplication; Return of Materials. Recipient agrees, except as required to accomplish the intent of this Agreement or as otherwise expressly authorized by the Discloser, not to make any copies or duplicates of any Confidential Information. Any materials or documents that have been furnished by the Discloser to Recipient in connection with the Relationship shall be promptly returned by Recipient, accompanied by all copies of such documentation, within ten (10) days after the written request of the Discloser, Notwithstanding the foregoing, the Recipient may retain one copy of Confidential Information in order to comply with applicable law, regulation or the Recipient’s Internal business continuity, disaster recovery and/or data archival policies; provided, that Recipient’s confidentiality and use obligations with respect to any Confidential Information retained in accordance with this section shall survive any termination or expiration of this Agreement.

5.              No Rights Granted.

(a) Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Discloser, nor shall this Agreement grant Recipient any rights in or to the Discloser’s Confidential Information other than the limited right to review such Confidential Information solely for the purpose of determining whether to enter into the Relationship. Subject to the obligations of this Agreement, no Party will be precluded from independently developing technology or pursuing business opportunities similar to those covered by this Agreement. Each Party retains sole discretion to assign or reassign the job responsibilites of its employees. Recipient understands that nothing in this Agreement (a) requires the disclosure of any Confidential Information, which shall be disclosed, if at all, solely at the Discloser’s option, or (b) requires the Discloser to proceed with the Relationship or any transaction in connection with which the Confidential Information may be disclosed.

(b) Notwithstanding any other provision of this Agreement, the Recipient shall have the right, at any time during or after the term of this Agreement, to use Residual Information for any purpose in its business, provided that the Recipient does not, and does not permit its Representatives to, breach its confidentiality obligations under this Agreement in using such Residual information. For purposes of this Agreement, the term “Residual Information” means any Confidential Information in intangible form (including, without limitation, ideas, concepts, know-how or techniques) that is retained in the unaided memory of the Recipient’s Representatives who use or have access to such Confidential Information. The Recipient shall not have any obligation to limit or restrict the work assignments of any of its Representatives or to pay the Disclosing Party any royalties for any work product developed in reliance on or through the use of, in whole or in part, any Residual Information, provided, however, that this Section shall not be deemed to grant to the Recipient any right, title or interest (including, without limitation, any intellectual property rights) in or to any Confidential Information.

6.              Term. This Agreement shall terminate two (2) years after the Effective Date. The foregoing commitments of each party shall survive any termination of the relationship between the parties, and shall continue for a period terminating three (3)

CONFIDENTIAL
Updated June 2012

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years from the data on which the Agreement terminated or expired; provided, however, the obligations of confidentiality regarding software (if any) (including object and source code) and the confidentiality obligations regarding the personal information of the customers, consumers, agents, consultants, employees, officers and directors of GSI shall continue indefinitely, until such Confidential Information is otherwise obtained by COMPANY pursuant to Section 3(c).

7.              Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties, provided that neither this Agreement nor any of the Recipient’s obligations hereunder may be assigned without the prior written consent of both parties hereto, Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.              Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

9.              Independent Contractors. Each party is an independent contractor, and nothing contained in this Agreement shall be construed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

10.       Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Stats of California, without giving effect to principles of conflicts of law. Each of the parties hereto consents to the exclusive jurisdiction and venue of the courts of Los Angeles County, California.

11.       Remedies. Each party acknowledges and agrees that the obligations of Recipient set forth in this Agreement are necessary and reasonable in order to protect the Discloser and its business. Each party expressly agrees that due to the unique nature of the Confidential Information, monetary damages may be inadequate to compensate the Discloser for any breach by Recipient of its covenants and agreements set forth in this Agreement. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the Discloser and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Discloser shall be entitled to seek injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by Recipient, without the necessity of proving actual damages.

12.       Amendment and Waiver. Any term of this Agreement may be amended with the written consent of the Discloser and Recipient Any amendment or waiver effected in accordance with this Section shall be binding upon the parties and their respective successors and permitted assigns. Failure to enforce any provision of this Agreement by a party shall not constitute a waiver of any term hereof by such party.

13.       Counterparts. This Agreement may be executed via facsimlle and in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

14.       Entire Agreement. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

The parties have executed this Nondisclosure Agreement as of the Effective Date.

	GUIDANCE SOFTWARE, INC.		DIGITAL REALTY TRUST, L.P.
By: Digital Realty Trust, Inc., its general partner

By:	/s/ Isabella Stepanyan	By:	/s/ Bryan Chong

Print Name:	Isabella Stepanyan	Print Name:	Bryan Chong
Title:	Staff Attorney	Title:	Vice President, Mid Markets
Address:	1055 E. Colorado Blvd., 5th Floor	Address:	Four Embarcadero Center, Suite 3200
	Pasadena, CA 91106		San Francisco, CA 91106

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Colocation Order # This Order is made part of and pursuant to that certain License Agreement dated 12/18/2013, DIGITAL REALTY between Licensor and Licensee. Capitalized terms used in this Order and not otherwise defined shall have the meanings Data Center Solutions assigned in the License Agreement. Licensee: Guidance Software (“Customer”) Licensor: Digital 2121 South Price, LLC Address: 1055 E. Colorado Blvd. 2121 S. Price Road, Chandler, AZ Pasadena, CA 91106 Building: 2121 S. Price Road, Chandler, AZ (the “Building”) Contact: Gabriella Ascione Copy to: Gary Coley (Property Mgr) Licensee Contact: Peter Gaffney Rafal Rak (Asset Mgr) 415-402-1209 customerservicet@digitalrealty.com e-mail: peter.gaffney@guidancesoftware.com License Term (in months): 51 Target Commencement Date: 4/1/2014 Total One-time/Installation Charge (NRC) $ - Total Monthly Base License Fee (MRC) $ 2,312.00 Basic Capacity - Basic Capacity to Premises (power allocation) 10kW PREMISES Charge Price per One-time Monthly Base Line Description Code Qty Location Qty Unit Total Installation Fees License Fees 1 kW License Fee MRC 10 Colo 9 10 $ 231.20 $ 2,312.00 $ 2,312.00 2 Install - 50A-3P RS-9C54U2 receptacle NRC 4 Colo 9 4 $ 1,415.00 $ 5,660.00 $ 5,660.00 3 Install - 208v/30a/1PH receptacle NRC 14 Colo 9 14 $ 700.00 $ 9,800.00 $ 9,800.00 4 Install -208v/20a/1PH receptacle NRC 10 Colo 9 10 $ 800.00 $ 8,000.00 $ 8,000.00 5 Install - 208v/30a/3PH receptacle NRC 6 Colo 9 6 $ 1,000.00 $ 6,000.00 $ 6,000.00 6 KoldLok (4” Split Core) NRC 1 Colo 9 1 $ 81.00 $ 81.00 $ 81.00 7 6” Cable Management for 2-post rack NRC 2 Colo 9 2 $ 400.00 $ 800.00 $ 800.00 8 Metered Power Strip (C-L 15-30 VD by Server Tech) NRC 4 Colo 9 4 $ 650.00 $ 2,600.00 $ 2,600.00 9 Power Strip L6-20 (AP8858) NRC 10 Colo 9 10 $ 472.00 $ 4,720.00 $ 4,720.00 10 Custom Cable Work NRC 1 Colo 9 1 $ 39,206.00 $ 39,206.00 $ 39,206.00 11 12 Remove Cabinets AR3100 NRC 8 Colo 9 8 $ (960.00) $ (7,680.00) $ (7,680.00) 13 Remove Power Install Costs NRC 36 Colo 9 36 $ (836.00) $ (30,096.00) $ (30,096.00) 14 Remove Power Strip Costs NRC 36 Colo 9 36 $ (520.50) $ (18,738.00) $ (18,738.00) 15 Remove Cable Management NRC 2 Colo 9 2 $ (225.50) $ (451.00) $ (451.00) 16 SPECIAL DISCOUNT NRC -1 Colo 9 -1 $ 19,902.00 $ (19,902.00) $ (19,902.00) Total $ - $ 2,312.00 Brokers: Licensor’s Broker: None Licensee’s Broker: None TOTAL BASE LICENSE FEE SCHEDULE (with scheduled annual rate increases during the Term of 3%): Monthly Base Effective Period License Fees Months 1-3 $ - Months 4-12 $ 2,312.00 Months 13-24 $ 2,381.36 Months 25-36 $ 2,452.80 Months 37-48 $ 2,526.38 Months 49-51 $ 2,602.18 TOTAL AMOUNT DUE UPON EXECUTION (Summary) First Month’s Base License Fee (“Prepaid Base License Fee”) $ 2,312.00 Total Installation Fee (One-time) $ - Security Deposit $ 2,602.18 Total $ 4,914.18 Please Send Remittance to: Digital 2121 South Price, LLC File 748051 Los Angeles, CA 90074-8051 Page 1 of 2 Colocation Order (v.0.09)

Colocation Order # This Order is made part of and pursuant to that certain License Agreement dated 12/18/2013 . DIGITAL REALTY between Licensor and Licensee. Capitalized terms used in this Order and not otherwise defined shall have the meanings Data Center Solutions assigned in the License Agreement. Licensee: Guidance Software (“Customer”) Licensor: Digital 2121 South Price, LLC Address: 1055 E. Colorado Blvd. 2121 S. Price Road, Chandler, AZ Pasadena, CA 91106 Building: 2121 S. Price Road, Chandler, AZ (the “Building”) Contact: Gabriella Ascione Copy to: Gary Coley (Property Mgr) Licensee Contact: Peter Gaffney Rafal Rak (Asset Mgr) 415-402-1209 customerservicet@digitalrealty.com e-mail: peter.gaffney@guidancesoftware.com NOTES This Service Order Includes: A. The Premises shall be located in Suite Colo 9 of the Building (the Data Center). B. This Order may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the the same Order. This Order shall not be effective unless and until executed and delivered by Licensor and Licensee. Effective delivery can be by hand, overnight courier or e-mail. Capitalized items used in this Order, which are not otherwise defined herein, shall have the meanings assigned in the Agreement. In the event that the terms of the Agreement conflict or are inconsistent with those of this Order, the terms of this Order shall govern. The Agreement, as it relates to the Premises described in this Order, is hereby amended as and where necessary, even though not specifically referred to herein, in order to give effect to the terms of this Order. Except as amended by this Order, the terms of the Agreement remain in full force and effect. C. POWER CHARGES: Electrical power costs are charged to Licensee as follows: Licensee shall pay (a) the actual cost of the electrical energy consumed by each circuit in the Premises (the Actual IT Load Costs), plus (b) a cooling load factor equal to 0.6 times the Actual IT Load Costs, which accounts for Licensee’s share of mechanical load/shared infrastructure costs (together with the Actual IT Load Costs, collectively, the Actual Electrical Costs). D. Lines 13 - 15 represent offset for changes in customer configuration against Order # GS-001. E. Cable management as referenced in Line 10 is custom cable work provided by IES F. Line 10 = Customer cable work provided by IES with Fiber Trough G. H. I. J. IN WITNESS WHEREOF, Licensor and Licensee have caused these Basic License Terms to be executed on the respective dates set forth below to be effective as of the Effective Date (as defined in the License). “LICENSOR”: “LICENSEE”: Digital 2121 South Price, LLC, Guidance Software a Delaware limited liability company BY: Digital Realty Trust, L.P., its manager BY: Digital Realty Trust, Inc., By: [ILLEGIBLE] its general partner Name: [ILLEGIBLE] Title: SVP Date: 02/25/14 Digitally signed by [ILLEGIBLE] mluz@digitalrealty Digital Realty trust.com Mark H. Luz, Vice President Date: 2014.03.06 Portfolio Management — West Region 17:30:55-08’00’ By: Name: Title: Date: Page 2 of 2 Colocation Order (v.0.09)